Exhibit 24(b)(9):  Opinion and Consent of Counsel

VOYA LETTERHEAD

LAW / PRODUCT FILING UNIT
ONE ORANGE WAY, C2N
WINDSOR, CT 06094-4774

PETER M. SCAVONGELLI

SENIOR COUNSEL

PHONE:  (860) 580-1631  |  EMAIL:  PETER.SCAVONGELLI@VOYA.COM

August 13, 2021

BY EDGARLINK

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Voya Retirement Insurance and Annuity Company

Variable Annuity Account C

Post-Effective Amendment No. 66 to Registration Statement on Form N-4

Prospectus Title:  State University of New York Defined Contribution Retirement Plan

File Nos.:  033-81216 and 811-02513

Ladies and Gentlemen:

The undersigned serves as counsel to Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities (the “Securities”) under the Securities Act of 1933 (the “Securities Act”) as provided in Rule 24f-2 under the Investment Company Act of 1940 (the “Investment Company Act”).

In connection with this opinion, I have reviewed the Post-Effective Amendment to the above-referenced Registration Statement on Form N-4. This filing describes the State University of New York Defined Contribution Retirement Plan or group deferred fixed and variable annuity contracts (the “Contracts”) offered by the Company. I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.      The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2.      The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.

3.      The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.

4.      The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.

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U.S. Securities and Exchange commission

5.      The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

6.      The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

7.      The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Peter M. Scavongelli

Peter M. Scavongelli

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